Exhibit 99.1

419 WEST PIKE STREET    •    P.O. BOX 629    •    JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849    •    FAX 937-596-7937

N E W S      R E L E A S E

Date:	September 26, 2012
Contact:	Peter B. Orthwein

THOR ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Thor Industries, Inc. (NYSE:THO) today announced results for the fourth quarter and year ended July 31, 2012. Consolidated sales for the fourth quarter ended July 31, 2012 were $888,232,000, up 15% from $770,538,000 in the fourth quarter last year. Net income for the fourth quarter was $44,360,000, up 20% from $36,889,000 in the fourth quarter last year. Basic earnings per share (E.P.S.) for the fourth quarter were 84¢, up 27% from 66¢ in the fourth quarter last year.

Consolidated sales for the fiscal year ended July 31, 2012 were $3,084,660,000, up 12% from $2,755,508,000 in the prior fiscal year. Net income for the fiscal year was $121,739,000, up 15% compared with $106,273,000 in the prior year. Basic E.P.S. for the fiscal year were $2.26, up 18% versus $1.92 in the prior fiscal year.

Total RV sales for the fourth quarter ended July 31, 2012 were $769,948,000, up 18% from $653,971,000 in the fourth quarter last year. Towable RV sales for the fourth quarter were $662,081,000, up 17% from $565,534,000 in the fourth quarter last year. Motorized RV sales for the fourth quarter were $107,867,000, up 22% from $88,437,000 in the fourth quarter last year. Total RV sales for the fiscal year ended July 31, 2012 were $2,639,798,000, up 13% from $2,340,442,000 last year. Towable RV sales for the fiscal year were $2,285,863,000, up 16% from $1,977,416,000 last fiscal year. Motorized RV sales for the fiscal year were $353,935,000, down 3% from $363,026,000 last fiscal year. Bus segment sales for the fourth quarter, including buses and ambulances, were $118,284,000, up 1% from $116,567,000 in the fourth quarter last year. Bus segment sales for the fiscal year ended July 31, 2012 were $444,862,000, up 7% from $415,066,000 in the prior fiscal year.

Total RV income before tax for the fourth quarter ended July 31, 2012 was $61,472,000, up 14% from $53,974,000 in the prior year period. Towable RV income before tax for the fourth quarter was $54,163,000, up 8% from $50,322,000 in the fourth quarter last year. Motorized RV income before tax for the fourth quarter was $7,309,000, up 100% from $3,652,000 last year. Total RV income before tax for the fiscal year ended July 31, 2012 was $177,442,000, up 12% from $159,138,000 last fiscal year. Towable RV income before tax for the fiscal year was $158,973,000, up 9% from $146,361,000 in the prior fiscal year. Motorized RV income before tax for the fiscal year was $18,469,000, up 45% from $12,777,000 last fiscal year. Bus segment income before tax for the fourth quarter was $5,327,000, up 25% from $4,268,000 in the fourth quarter last year, and was $16,020,000 for the fiscal year ended July 31, 2012, compared with $21,951,000 in the prior fiscal year.

“Thor delivered record annual revenue and improving results in the fourth quarter and 2012 fiscal year, driven by a growing RV market and continuing solid bus market,” said Peter B. Orthwein, Thor Chairman. “Assuming stable macroeconomic conditions, we anticipate continuing increases in both of our industries through the remainder of calendar 2012 and into 2013, fueled by growth in RV retail sales, right-sized RV dealer inventories and demand for replacement buses. Thor’s RV Open House in Elkhart, Indiana last week was another success. Dealers remain optimistic and demonstrated their confidence in Thor’s new RV product lines through their orders. The strength of Thor’s management team, coupled with new product launches, position Thor to perform well, despite strong competitive pressure, in the fiscal year ahead,” he added.

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2012 and 2011

($000 except per share)

	3 MONTHS ENDED JULY 31, (unaudited)						12 MONTHS ENDED JULY 31,
	2012		% Net Sales (1)	2011		% Net Sales (1)	2012	% Net Sales (1)	2011	% Net Sales (1)
Net sales	$888,232			$770,538			$3,084,660		$2,755,508
Gross profit	$112,948		12.7%	$100,430		13.0%	$356,776	11.6%	$333,135	12.1%
Selling, general and administrative	$47,486		5.3%	$44,839		5.8%	$169,154	5.5%	$180,858	6.6%
Amortization of intangibles	$2,755		0.3%	$2,964		0.4%	$11,135	0.4%	$10,262	0.4%
Impairment of trademarks	$—		0.0%	$—		0.0%	$—	0.0%	$3,466	0.1%
Interest income (net)	$580		0.1%	$900		0.1%	$3,205	0.1%	$3,698	0.1%
Gain on involuntary conversion	$—		0.0%	$766		0.1%	$—	0.0%	$9,417	0.3%
Other income (expense)	$41		0.0%	$(151)		0.0%	$999	0.0%	$963	0.0%

Income before income taxes	$63,328		7.1%	$54,142		7.0%	$180,691	5.9%	$152,627	5.5%
Income taxes	$18,968		2.1%	$17,253		2.2%	$58,952	1.9%	$46,354	1.7%

Net income	$44,360		5.0%	$36,889		4.8%	$121,739	3.9%	$106,273	3.9%

E.P.S.—basic	84	¢		66	¢		$2.26		$1.92
E.P.S.—diluted	84	¢		66	¢		$2.26		$1.92
Weighted avg. common shares outstanding-basic	52,902,439			55,840,010			53,845,697		55,271,340
Weighted avg. common shares outstanding-diluted	52,966,657			55,932,770			53,899,848		55,373,641

SUMMARY BALANCE SHEETS—JULY 31, ($000)

	2012	2011		2012	2011
Cash and equivalents	$218,642	$215,435	Current liabilities	$311,090	$278,598
Accounts receivable	232,085	169,493	Other liabilities	81,137	83,198
Inventories	186,083	184,498	Stockholders' equity	850,827	836,274
Deferred income tax and other	48,076	54,341

Total current assets	684,886	623,767
Fixed assets	164,394	168,214
Goodwill	245,209	244,452
Amortizable intangible assets	114,227	125,255
Other assets	34,338	36,382

Total	$1,243,054	$1,198,070		$1,243,054	$1,198,070

(1)	Percentages may not add due to rounding differences.